Exhibit 99.1

Ocean Power Technologies Announces Fourth Quarter and Full-Year Fiscal 2021 Results

Investor Conference Call and Webcast on July 20, 2021, at 11:00 A.M. ET

MONROE TOWNSHIP, N.J., July 19, 2021 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced financial results for the fourth quarter and full fiscal year 2021, ended April 30, 2021.

Fiscal Year 2021 and Recent Operational Highlights

●	Acquired 3Dent Technology to add offshore engineering and consulting services to the Company’s portfolio of offerings
●	Contracted with Adams Communication & Engineering Technology, Inc. (“ACET”) for U.S. Navy Naval Postgraduate School’s Sea, Land, Air, Military Research (“SLAMR”) Initiative study
●	Completed DeepStar® study of utilizing OPT’s PB3 PowerBuoy® for deepwater subsea oil production applications
●	Deployed a PB3 PowerBuoy® in Chile
●	Achieved PB3 PowerBuoy® operational milestone in the Adriatic Sea
●	Launched two new products: Hybrid PowerBuoy® and Subsea Battery
●	Opened a Houston office to support energy sector business development

Management Commentary

“Despite the challenges presented by the COVID-19 pandemic, during fiscal year 2021, OPT continued its business progression, including the successful acquisition and integration of 3Dent Technology, which will open up new avenues for consulting services, and we significantly improved our cash position,” said Philipp Stratmann, OPT’s President and Chief Executive Officer. “I am proud to say that our offices have reopened, and we continue to operate with attention to safety as the pandemic subsides.”

Stratmann continued, “I’m excited to be leading OPT at this juncture, and believe the Company is well-positioned for success in terms of products, solutions, and customer developments. Our growth strategy, including a particular focus on Maritime Domain Awareness and expansion in the ocean protection and ocean data markets, will help solidify our position as a leader in maritime power and data solutions.” Stratmann concluded, “We are energized and excited for the year ahead and our plans to grow our business to benefit our shareholders.”

Fourth Quarter and Fiscal Year 2021 Financial Review

Revenue for the fourth quarter of fiscal year 2021 was $0.6 million, essentially flat compared to the prior-year period, while revenue for the full fiscal year 2021 was $1.2 million, reflecting a 28% decrease from fiscal 2020. The decline in revenue for the full year was mainly attributable to COVID-19 pandemic-related project delays. The net loss for the fourth quarter and fiscal year 2021 was $5.2 million, and $14.8 million, respectively, representing increases over the prior year comparable periods primarily attributable to higher costs incurred due to COVID-19 pandemic-related delays, higher engineering, product development, and general and administrative costs, and the impact of an arbitration settlement.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and restricted cash was $83.6 million as of April 30, 2021. Net cash used in operating activities increased by $1.1 million during the fiscal year ended April 30, 2021, to $11.7 million. The use of cash reflects the timing of the receipt of proceeds on the sale of net operating losses, which occurred subsequent to yearend for fiscal 2021, and within the fiscal year 2020.

Conference Call & Webcast

OPT will host a conference call and webcast to review its financial and operating results on Tuesday, July 20, 2021, at 11:00 A.M. Eastern Time. Interested parties may access the conference call by dialing 877-407-8291 (toll-free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the Company’s website at www.OceanPowerTechnologies.com/investor-relations.

A digital replay will be available by telephone approximately two hours after the completion of the call and until October 20, 2021. Access by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13694019. The archived webcast will also be available on the OPT website investor relations page.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective marine energy, data, and service solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote maritime and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and offshore wind. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission. The Form 10-K is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2021	April 30, 2020

ASSETS
Current assets:
Cash and cash equivalents	$83,028	$10,002
Restricted cash, short-term	384	707
Accounts receivable	350	105
Contract assets	190	251
Other current assets	487	588
Total current assets	84,439	11,653
Property and equipment, net	406	499
Intangibles, net	274	-
Right-of-use asset, net	1,036	1,165
Restricted cash, long-term	222	221
Total assets	$86,377	$13,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$687	$220
Accrued expenses	1,881	1,353
Contract liabilities, current portion	-	100
Right-of-use liability, current portion	495	229
Litigation payable	1,224	-
Liability classified stock awards	60	-
Warrant liabilities	-	-
Paycheck protection program loan- current	347	-
Total current liabilities	4,694	1,902
Paycheck protection program loan, less current portion	396	-
Right-of-use liability, less current portion	819	1,078
Contract liabilities, less current portion	-	65
Total liabilities	5,909	3,045
Commitments and contingencies (Note 17)
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued and outstanding 52,458,011 and 12,939,420 shares, respectively	52	13
Treasury stock, at cost; 21,040 and 4,251 shares, respectively	(338)	(302)
Additional paid-in capital	315,821	231,101
Accumulated deficit	(234,896)	(220,136)
Accumulated other comprehensive loss	(171)	(183)
Total stockholders’ equity	80,468	10,493
Total liabilities and stockholders’ equity	$86,377	$13,538

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Twelve months ended April 30,
	2021	2020	2021	2020

Revenues	$601	$551	$1,206	$1,682
Cost of revenues	1,031	452	2,279	1,787
Gross loss	(430)	99	(1,073)	(105)

Operating expenses:
Engineering and product development costs	1,413	941	4,747	4,344
Selling, general and administrative costs	2,179	1,288	7,772	6,916
Total operating expenses	3,592	2,229	12,519	11,260
Operating loss	(4,022)	(2,130)	(13,592)	(11,365)

Gain due to the change in fair value of warrant liabilities	-	-	-	6
Litigation settlement	(1,224)	-	(1,224)	-
Interest income, net	79	23	124	124
Other expense, net	(34)	-	(83)	-
Foreign exchange gain/(loss)	1	(7)	15	(12)
Loss before income taxes	(5,200)	(2,114)	(14,760)	(11,247)
Income tax benefit	-	895	-	895
Net loss	$(5,200)	$(1,219)	$(14,760)	$(10,352)
Basic and diluted net loss per share	$(0.10)	$(0.13)	$(0.49)	$(1.44)
Weighted average shares used to compute
basic and diluted net loss per share	51,286,196	9,679,968	30,018,838	7,209,732

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twelve months ended April 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(14,760)	$(10,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain)/loss	(15)	12
Depreciation of fixed assets	143	158
Amortization of intangibles	6	-
Amortization of right of use asset	223	197
Compensation expense related to equity compensation	721	340
Gain due to the change in fair value of warrant liabilities	-	(6)
Performance obligation shares compensation	60	-
Net effect from disposal of property, plant and equipment	2	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(245)	(42)
Contract assets	61	(236)
Other assets	106	251
Accounts payable	441	(92)
Accrued expenses	761	(585)
Litigation payable	1,224	-
Change in lease liability	(237)	(201)
Contract liabilities	(165)	(23)
Net cash used in operating activities	(11,674)	(10,579)
Cash flows from investing activities:
Cash acquired in acquisition	100	-
Purchase of property, plant and equipment	(26)	(65)
Net cash provided by (used in) investing activities	74	(65)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan	890	-
Proceeds from loan payable	467	-
Payment of loan payable	(467)	-
Proceeds from stock option exercises	184	-
Payment of payroll taxes related to stock option exercises	(245)	-
Proceeds from issuance of common stock- Aspire financing net of issuance costs	14,393	1,021
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	66,166	3,443
Proceeds associated with exercise of common stock warrants	2,818	-
Proceeds (costs) associated with exercise of pre-funded warrants	-	(16)
Acquisition of treasury stock	(36)	(1)
Net cash provided by financing activities	84,170	4,447
Effect of exchange rate changes on cash, cash equivalents and restricted cash	134	(32)
Net increase/(decrease) in cash, cash equivalents and restricted cash	72,704	(6,229)
Cash, cash equivalents and restricted cash, beginning of year	10,930	17,159
Cash, cash equivalents and restricted cash, end of year	$83,634	$10,930